Exhibit 23.2

MICHAELL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Michael Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA 98125, consent to the use of our report dated December 12, 2016 on the financial statements of Natural Health Holdings Inc. (Formerly Known as Amber Group Inc.) as of September 30, 2016 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the year then ended to be included in the Company’s Form S-1. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

October 29, 2018.

/S/ Michael Gillespie & Associates, PLLC

Certified Public Accountants